Exhibit 99.1

INFORMATION	PVF Capital Corp.
30000 Aurora Road
FOR IMMEDIATE RELEASE	Solon, OH 44139

For Further Information Call
Robert J. King, Jr.
440.248.7171
robert.king@pvfsb.com

PVF CAPITAL CORP. ANNOUNCES TRANSITION OF BOARDS OF DIRECTORS

AND APPOINTMENT OF NEW DIRECTOR

SOLON, OH – August 2, 2010 — PVF Capital Corp. (Nasdaq: PVFC) (the “Company”) today announced the restructuring of the Company’s board of directors and of the board of directors of its wholly owned subsidiary, Park View Federal Savings Bank (the “Bank”). At regularly scheduled meetings of the boards last week, the directors unanimously agreed to amend the Company’s bylaws and temporarily expand the size of the Company’s board from twelve to thirteen members to accommodate the appointment of Frederick D. DiSanto to the boards of directors of the Company and the Bank. In addition, the Company’s board also accepted the resignations of directors Robert K. Healey, Ronald D. Holman, II, Stanley T. Jaros, John R. Male, and Raymond J. Negrelli, effective July 28, 2010. With the appointment of Mr. DiSanto and the resignations of Messrs. Healey, Holman, Jaros, Male and Negrelli, the Company anticipates that the Company and Bank boards will be reduced in size from thirteen to eight members, subject to the receipt of any required regulatory approvals. The planned transition in directorships comes as part of the operational and financial restructuring of the Company that included the recently completed rights offering and offering of shares to a standby investor that raised gross proceeds of $30.0 million before expenses.

“We have reached a natural transition point for reduction in the size of the boards,” said Mark D. Grossi, chairman of the boards of the Company and the Bank. Mr. Grossi thanked the departing board members for their insight and commitment in helping to stabilize and transition the Company and the Bank following the retirements of former chairman and chief executive officer John R. Male and president and chief operating officer C. Keith Swaney, throughout the search for new management, and the directors’ assistance with the rights offering.

Mr. Grossi added, “Over the past year, the board has put in place a new president and chief executive officer and a new executive management team with the leadership and experience to restructure and reposition the Company to achieve new levels of success. I am delighted to welcome Fred DiSanto to our boards. His investment career spans more than 25 years and he has a strong background in banking. I believe we have the right team in place to maintain profitability, develop long-term strategies, and successfully move the Company forward.”

Mr. DiSanto has served as chief executive officer of Ancora Advisors since January 2006. He was the former president and chief operating officer of Maxus Investment Group from 1998 until December of 2000 and was responsible for the marketing, sales, financial and general operations. Prior to that he was managing partner at Gelfand Partners Asset Management from 1991 until its merger with Maxus Investment Group in 1997. Mr. DiSanto began his investment career in 1985 with McDonald Investments in Institutional Equity Sales. After Maxus was sold to Fifth Third Bank in January of 2001, Mr. DiSanto took on the role as executive vice president and manger of the Fifth Third Bank’s Investment Advisors Division overseeing investment management, private banking, trust and banking services.

“Fred will provide a unique and valuable perspective to both boards. He will contribute greatly to the evolution of Park View Federal into the financial institution of choice for Northeast Ohio,” said Robert J. King, Jr., president and CEO of the Company and the Bank.

PVF Capital Corp. is the holding company for Park View Federal Savings Bank, headquartered in Solon, Ohio, serving the Greater Cleveland area with 17 full-service branch offices. Additional information on the Company may be found at www.myparkview.com.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectation regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

PVF Capital Corp.’s common stock trades on the NASDAQ Capital Market under the symbol PVFC.

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